Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Valvoline Inc.

(Exact name of registrant as specified in its charter)

Kentucky	30-0939371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3499 Blazer Parkway

Lexington, KY 40509

(859) 357-7777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 Valvoline Incentive Plan

2016 Deferred Compensation Plan for Non-Employee Directors

(Full title of the plan)

Julie M. O’Daniel

General Counsel and Corporate Secretary

Valvoline Inc.

3499 Blazer Parkway

Lexington, KY 40509

(859) 357-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per value	8,000,000(3)	$23.54	$188,320,000	$18,963.83
Deferred Compensation Obligations(4)	$10,000,000	100%	$10,000,000	$1,007.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that may from time to time be offered or issued under the 2016 Valvoline Incentive Plan (the “Equity Incentive Plan”) and the 2016 Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), as applicable, pursuant to this Registration Statement to prevent dilution resulting from stock splits, stock dividends or any other similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act based on the price per share of common stock in the registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-211720) filed with the Securities and Exchange Commission (the “Commission”).
(3)	Consists of 7,000,000 shares issuable under the Equity Incentive Plan and 1,000,000 shares issuable under the Director Deferred Compensation Plan.
(4)	This Registration Statement also registers $10,000,000 of Deferred Compensation Obligations offered to non-employee directors under the Director Deferred Compensation Plan (the “Obligations”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Equity Incentive Plan or the Director Deferred Compensation Plan, as applicable, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Valvoline Inc., a Kentucky corporation (“we,” “our,” “us,” or the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on September 26, 2016, in connection with the Company’s registration statement on Form S-1 (File No. 333-211720), as amended;

(b)	the Company’s Current Report on Form 8-K, dated September 28, 2016; and

(c)	the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed with the Commission on September 19, 2016, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Director Deferred Compensation Plan. Each non-employee director (the “Participant”) may elect to defer receipt of all or part of the Participant’s compensation until such future date as the Participant elects in accordance with the terms of the Director Deferred Compensation Plan. A Participant may elect to receive his or her deferral account at either (i) a specified time or in installments not exceeding fifteen (15) years or (ii) a separation from service, including retirement or due to death, as either a lump sum or in installments not exceeding fifteen (15) years. Participants may allocate their deferred amounts among various hypothetical investments, which include a hypothetical investment in the common stock of Ashland Global Holdings Inc. prior to the distribution of all the outstanding shares of the Company’s common stock by Ashland Global Holdings Inc. and the Company’s common stock on and after such distribution. The Obligations represent the Company’s obligation to pay an amount equal to the sum of each Participant’s deferral account, adjusted by amounts credited or debited to such Participant based on the reported investment performance of the selected hypothetical investments, less all distributions made to such Participant pursuant to the Director Deferred Compensation Plan. The Obligations are inalienable, unassignable and nontransferable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Company’s common stock and the Obligations offered hereby has been passed upon by Julie M. O’Daniel, Valvoline’s General Counsel and Corporate Secretary.

Item 6.	Indemnification of Directors and Officers.

Section 271B.2-020 of the Kentucky Business Corporation Act (the “KBCA”) permits a corporation to eliminate or limit the personal liability of its directors for monetary damages for breach of fiduciary duty as a director; provided that such a provision does not eliminate or limit the liability of directors for (i) transactions in which the director’s personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) acts or omissions that are not taken in good faith, that involve intentional misconduct or that are known to the director to be a violation of law; (iii) a vote for or assent to certain unlawful distributions to shareholders; or (iv) any transaction from which the director derived an improper personal benefit. Our amended and restated articles of incorporation include a provision limiting the liability of our directors to the fullest extent permitted by Kentucky law.

Section 271B.8-510 of the KBCA generally permits a corporation to indemnify an individual who is made a party to a proceeding because the individual is or was a director or officer of the corporation as long as the individual (i) conducted himself or herself in good faith; (ii) honestly believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interest of the corporation or, in all other cases, was at least not opposed to its best interest; and (iii) in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may only be made against reasonable expenses. A determination that indemnification is permitted by the terms of the KBCA must first be made before a director or officer can be indemnified. Section 271B.8-510 of the KBCA specifically prohibits indemnification (i) in connection with a proceeding by or in the right of the corporation in which the director or officer is held liable to the corporation or (ii) in connection with any other proceeding where the director or officer is adjudged to have received an improper personal benefit, in each case, unless the applicable court determines that indemnification is appropriate.

In addition, Section 271B.8-520 of the KBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnify any director or officer who is wholly successful in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Our amended and restated articles of incorporation permit, and our amended and restated by-laws generally require, that we indemnify our directors and officers to the fullest extent permitted under Kentucky or other applicable law. The right to be indemnified will, unless determined by us not to be in our best interests, include the right of a director or officer to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding; provided that, if required by law or by us in our discretion, we receive an undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

We also maintain directors’ and officers’ insurance, and have entered into indemnification agreements with each of our directors and executive employment contracts with certain of our executive officers that require indemnification, subject to certain exceptions and limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation of Valvoline Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on September 19, 2016).

4.2	Amended and Restated By-laws of Valvoline Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on September 19, 2016).

4.3	Common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on September 12, 2016).

4.4	2016 Valvoline Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on August 23, 2016).

4.5	Valvoline Inc. 2016 Deferred Compensation Plan for Non-Employee Directors.

5.1	Opinion of Julie M. O’Daniel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Julie M. O’Daniel (contained in her opinion filed as Exhibit 5.1).

24.1	Power of Attorney.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on the 30th day of September, 2016.

VALVOLINE INC.

By:	/s/ Julie M. O’Daniel
	Name:	Julie M. O’Daniel
	Title:	General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2016
Samuel J. Mitchell, Jr.

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 30, 2016
Mary E. Meixelsperger

*	Non-Executive Chairman and Director	September 30, 2016
William A. Wulfsohn

*	Director	September 30, 2016
Mary J. Twinem

*	Director	September 30, 2016
Richard J. Freeland

*	Director	September 30, 2016
Stephen F. Kirk

*	Director	September 30, 2016
Vada O. Manager

*	Director	September 30, 2016
Stephen E. Macadam

*	Director	September 30, 2016
Charles M. Sonsteby

*	The undersigned, by signing his name hereto, executes this Registration Statement pursuant to a power of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

*By:	/s/ Julie M. O’Daniel
Julie M. O’Daniel
Attorney-in-Fact
September 30, 2016

INDEX TO EXHIBITS

4.1	Amended and Restated Articles of Incorporation of Valvoline Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on September 19, 2016).

4.2	Amended and Restated By-laws of Valvoline Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on September 19, 2016).

4.3	Common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on September 12, 2016).

4.4	2016 Valvoline Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-211720) filed on August 23, 2016).

4.5	Valvoline Inc. 2016 Deferred Compensation Plan for Non-Employee Directors.

5.1	Opinion of Julie M. O’Daniel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Julie M. O’Daniel (contained in her opinion filed as Exhibit 5.1).

24.1	Power of Attorney.